FINAL

LICENSE AGREEMENT

between

NOVARTIS PHARMA AG

NOVARTIS AG

and

RETROPHIN, INC.

Table of Contents

1.	DEFINITIONS AND INTERPRETATION	1

2.	LICENSE	5

3.	TRANSFER OF INFORMATION	6

4.	DEVELOPMENT AND REGULATORY REGARDING PRODUCT	6

5.	MANUFACTURING AND COMMERCIALIZATION OF THE PRODUCT	7

6.	APPLICATION AND USE OF THE TRADEMARK	7

7.	QUALITY CONTROL AND APPROVAL PROCEDURES	8

8.	OWNERSHIP OF INVENTIONS	8

9.	GOVERNANCE	8

10.	FINANCIAL PROVISIONS	8

11.	ROYALTY REPORTS AND ROYALTY PAYMENT TERMS	9

12.	FURTHER OBLIGATIONS	11

13.	REPRESENTATIONS AND WARRANTIES	12

14.	INDEMNIFICATION.	13

15.	INFRINGEMENT OF LICENSED IP BY THIRD PARTIES	14

16.	TERM AND TERMINATION	15

17.	CONFIDENTIALITY	16

18.	PRESS RELEASE	18

19.	MISCELLANEOUS	18

LICENSE AGREEMENT

This LICENSE AGREEMENT (“License Agreement”) is made as of this 12th day of December, 2013 (“Effective Date”), by and between Novartis Pharma AG, a company organized under the laws of Switzerland and located at Lichtstrasse 35, 4056 Basel, Switzerland (“NPAG”), Novartis AG, a company organized under the laws of Switzerland and located at Forum 1, Novartis Campus, 4056 Basel, Switzerland (“NAG”) (NPAG and NAG together called “Novartis”) and Retrophin, Inc., a company organized under the laws of the State of Delaware, United States with its principal executive offices located at 777 Third Avenue, 22nd Floor, New York, NY 10017 (“Retrophin”).  Novartis and Retrophin are each referred to individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, Novartis and/or its Affiliates own or control the Licensed IP;

WHEREAS, Novartis and/or its Affiliates desire to grant to Retrophin, and Retrophin desires to obtain rights to, the Licensed IP exclusively related to Product in the Territory; and

WHEREAS, Retrophin desires to develop, market, sell, distribute, manufacture and commercialize Product in the Territory.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties hereby agree as follows:

1. DEFINITIONS AND INTERPRETATION

1.1. Definitions.  The capitalized terms used in this License Agreement shall have the meanings as defined below:

“Accounting Standards” means with respect to Retrophin, US GAAP (United States Generally Accepted Accounting Principles), as generally and consistently applied throughout Retrophin’s organisation.  Retrophin shall promptly notify Novartis in the event that it changes the Accounting Standards pursuant to which its records are maintained, it being understood that Retrophin may only use internationally recognized accounting principles (e.g. IFRS, US GAAP, etc.).

“Affiliate” means, with respect to a Party, any person that directly or indirectly controls, is controlled by, or is under common control with that Party.  For the purpose of this definition, “Control” shall mean: (i)(a) direct or indirect ownership of more than ########* of the shares of stock entitled to vote for the election of directors, in the case of a corporation or (b) more than ########* of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership; and (ii) any other arrangement whereby the entity or Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity.  In the case of entities organized under the Laws of certain countries, the maximum percentage ownership permitted by Law for a foreign investor may be less than ########*, and in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

________________________
* ######## = Material omitted pursuant to a request for Confidential Treatment and submitted separately to the Commission on the date of submission of this Registration Statement on Form S-1.

“Alliance Manager” shall have the meaning set forth in Clause 9.1.

“Auditor” shall have the meaning set forth in Clause 11.4(b) of this License Agreement.

“Business Day” means a day (other than a Saturday, Sunday or a public holiday) on which the banks are open for business in Basel, Switzerland and New York, New York.

########*

########*

“Combination Product(s)” shall mean ########*.

“Commercialize” means to market, promote, distribute, import, offer to sell and/or sell Product, itself, by or through Affiliates or using Third Parties, and “Commercialization” means commercialization activities relating to the Product, including activities relating to marketing, promoting, distributing, importing, offering for sale and/or selling the Product, itself, by or through Affiliates or using Third Parties.

“Develop” or “Development” means drug development activities, including test method development and stability testing, assay development and audit development, toxicology, formulation, quality assurance/quality control development, statistical analysis, clinical studies, packaging development, regulatory affairs, and the preparation, filing and prosecution of NDAs.

“Drug Substance” means the active pharmaceutical ingredient oxytocin contained in the Product, having the structure set forth in Schedule B.

“Effective Date” means the date this License Agreement enters into effect as set out in the Parties clause above.

“Encumbrances” shall have the meaning set forth in Clause 13.2(a).

“FDA” means the United States Food and Drug Administration or any successor entity thereto.

“Field” shall mean treatment, prevention or diagnosis of all indications, or any pharmaceutical use, in humans.

“First Commercial Sale” means, with respect to the Product, the first arm’s length sale to a Third Party in the Territory.

“Force Majeure” means any event which is beyond the reasonable control of the Party affected, including but not limited to the following events: earthquake, storm, flood, fire or other acts of nature, epidemic, war, riot, public disturbance, strike or lockouts, government actions, terrorist attack or the like.

“Good Manufacturing Practice” or “GMP” means the current good manufacturing practices (cGMP) and all applicable governmental rules and regulations as applied at the site(s) of manufacture and control, as amended from time to time and in effect during the term of this License Agreement.

________________________
* ######## = Material omitted pursuant to a request for Confidential Treatment and submitted separately to the Commission on the date of submission of this Registration Statement on Form S-1.

“Governmental Entity” means any court, agency, authority, department, legislative or regulatory body of any (i) government, (ii) country, (iii) national, federal, state, provincial, regional, county, city or other political subdivision of any such government or country or (iv) quasi-governmental authority or self-regulatory organization of competent authority.

“IND” means an Investigational New Drug application in the Territory filed with the FDA.

“Information” means ########*.

“Infringement” has the meaning ascribed to such term in Clause 15.1.

“Initial NDA” means the NDA filed by Novartis on or about 19 January 1960 for the following indications: initial milk let-down, milk retention, incipient mastitis, impaired milk let-down.

“Insolvency Event” means, in relation to Retrophin, any one of the following: (a) Retrophin is the subject of voluntary or involuntary bankruptcy proceedings instituted on behalf of or against Retrophin (except for involuntary bankruptcy proceedings which are dismissed within ########*); (b) an administrative receiver, receiver and manager, interim receiver, custodian, sequestrator or similar officer is appointed in respect of Retrophin; (c) a notice shall have been issued by Retrophin to convene a meeting for the purpose of passing a resolution to wind up Retrophin, or such a resolution to wind up Retrophin shall have been passed other than a resolution for the solvent reconstruction or reorganization of Retrophin; or (d) a resolution shall have been passed by Retrophin or Retrophin’s directors to make an application for an administration order or to appoint an administrator.

“Know-How” means ########*.

“Law” means any statute, law, ordinance, requirement, regulatory rule, code or order of a Governmental Entity.

“Licensed IP” means ########*.

“Losses” shall have the meaning set forth in Clause 14.1 hereof.

“Marked Product(s)” has the meaning ascribed to such term in Clause 6.1.

“Milestone” shall have the meaning set forth in Clause 10.1.

“NDA” means the filing of a New Drug Application [or equivalent] with the FDA in the Territory for authorization to market the Product, as defined in the applicable Laws and regulations.

“Net Sales” means ########*.

With respect to the calculation of Net Sales:

________________________
* ######## = Material omitted pursuant to a request for Confidential Treatment and submitted separately to the Commission on the date of submission of this Registration Statement on Form S-1.

########*

“Novartis Indemnitees” shall have the meaning set forth in Clause 14.1 hereof.

“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

“Product” means Syntocinon and/or any intranasal product (including Combination Product) Developed under this License Agreement incorporating or comprising the Drug Substance.

“Regulatory Approval” means, with respect to the Product, any NDA approval (notwithstanding the indication), registration, license or authorization from the FDA to market and sell such Product in the Territory in the Field.

“Regulatory Filings” means, with respect to the Drug Substance or Product, any submission to the FDA of any appropriate regulatory application, and shall include any IND or NDA.

“Retrophin Indemnitees” shall have the meaning set forth in Clause 14.2 hereof.

“Royalty(ies)” shall have the meaning set forth in Clause 10.3.

“Sales & Royalty Report” means a written report or reports showing each of: ########*.

“Syntocinon” means the SYNTOCINON™ intranasal product that includes the Drug Substance as the sole active ingredient.

“Territory” means the United States of America, its territories and possessions.

“Third Party” shall mean any Person other than a Party or an Affiliate of a Party.

“Trademark” means the trademark pending application SYNTOCINON ########* in the Unites States as provided in Schedule A and any other marks now in existence incorporating such term and used in the Territory, including all goodwill associated therewith.

“Upfront Payment” means the payment to be made by Retrophin to Novartis upon the Effective Date as set forth in Clause 10.1.

“USD” or “US$” or “US Dollars” means the lawful currency of the United States of America.

1.2. Interpretation.  In this License Agreement unless otherwise specified:

(a) “includes” and “including” shall mean respectively includes without limitation and including without limitation;

(b) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

________________________
* ######## = Material omitted pursuant to a request for Confidential Treatment and submitted separately to the Commission on the date of submission of this Registration Statement on Form S-1.

(c) the Schedules and other attachments form part of the operative provision of this License Agreement and references to this License Agreement shall, unless the context otherwise requires, include references to the Schedules and attachments;

(d) references to Clauses are to Clauses of this License Agreement unless otherwise specified;

(e) the headings in this License Agreement are for information only and shall not be considered in the interpretation of this License Agreement;

(f) any reference to “writing” or “written” includes faxes and any legible reproduction of words delivered in permanent and tangible form (but does not include email); and

(g) the words “hereof”, “herein” and “hereunder” and words of like import used in this License Agreement shall refer to this License Agreement as a whole and not to any particular provision of this License Agreement;

(h) references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; and

(i) the Parties agree that the terms and conditions of this License Agreement are the result of negotiations between the Parties and that this License Agreement shall not be construed in favour of or against any Party by reason of the extent to which any Party participated in its preparation.

2. LICENSE

2.1. License Grant from Novartis to Retrophin.

Subject to the terms and conditions of this License Agreement, including, without limitation, Clause 7 below, and except as otherwise specified herein, Novartis, on behalf of itself and its Affiliates, grants to Retrophin an exclusive, perpetual, royalty-bearing, non-sublicensable (except as expressly provided in Clause 2.2 below) license under the Licensed IP to make, manufacture or have made or manufactured, use, Develop and Commercialize, the Product in the Field in the Territory.

2.2. Sublicensing.

(a) By Retrophin.  Subject to Clause 2.2(b) below, Retrophin may sublicense the rights granted to it under Clause 2.1 of this License Agreement with the prior written consent of Novartis, which consent shall not be unreasonably denied, delayed or conditioned; provided, however, that no consent shall be required for any sublicenses to Retrophin Affiliates.  In the event that the written consent of Novartis is forthcoming such consent shall be subject to Clause 2.2(b) below and such other requirements or obligations that Novartis may require as a condition of giving its consent.

(b) Sublicense Requirements.  Any sublicense by Retrophin will be subject to a written agreement that (i) requires the sublicensee to comply with all applicable obligations of this License Agreement, and (ii) is not in conflict with any term of this License Agreement.  Retrophin shall undertake to enforce the provisions of any such sublicense and shall remain responsible and jointly and severally liable with the sub-licensee to Novartis for the performance of its sublicensee’s obligations and for all acts or omissions of its sublicensees as if they were the acts or omissions of Retrophin under this License Agreement.

________________________
* ######## = Material omitted pursuant to a request for Confidential Treatment and submitted separately to the Commission on the date of submission of this Registration Statement on Form S-1.

2.3. Restriction of Rights.  Neither Retrophin nor any of its Affiliates shall, whether directly or indirectly: (a) sell Product to customers outside the Territory; (b) manufacture Product specifically for use outside the Territory; and/or (c) manufacture Product for sale to customers who Retrophin has actual knowledge intend to sell such Product outside the Territory.

2.4. Reservation of Rights by Novartis.  Without prejudice to any other rights that Novartis may have, Retrophin agrees that Novartis retains or shares full and unencumbered rights under the Licensed IP: (a) to make Drug Substance and Product in the Territory for sale outside the Territory; (b) to exploit or have exploited the Licensed IP in the Territory outside the Field; and (c) to exploit or have exploited the Licensed IP in the Territory in the Field to Develop, use, manufacture, have manufactured and Commercialize injectable products incorporating or comprising the Drug Substance.  Retrophin acknowledges and agrees that as between the Parties, Novartis and/or its Affiliates are the sole owner(s) of all right, title and interest in and to the Licensed IP, and Retrophin has not acquired, and shall not acquire, any right, title or interest in or to the Licensed IP pursuant to this License Agreement other than the rights expressly set forth in this License Agreement.

3. TRANSFER OF INFORMATION

3.1. Delivery of Information.

(a) Simultaneous with the execution of this Agreement, a letter, in the form attached hereto as Exhibit A, shall be duly executed by Novartis and Retrophin and delivered to the FDA.

(b) Within one hundred twenty (120) days following the Effective Date, Novartis shall provide to Retrophin copies of all Information in electronic or in paper form.

(c) Following execution of the Agreement for a period of ########*, if Retrophin determines that the Information previously provided to Retrophin does not include certain information (however characterized) reasonably necessary for or related to the Development and/or Commercialization of the Product in the Field in the Territory, it may request such information (however characterized) from Novartis, and Novartis shall use commercially reasonable efforts to determine if such information (however characterized) is held by or available to Novartis.  If Novartis determines that such information (however characterized) is held by or available to Novartis, Novartis shall deliver such information to Retrophin within thirty (30) days of determining that such information (however characterized) is held by or available to Novartis.

4. DEVELOPMENT AND REGULATORY REGARDING PRODUCT

4.1. Development.  Subject to Clause 4.2, Retrophin will be responsible for conducting, at its sole expense, such research and preclinical, clinical and other Development of the Drug Substance and/or Product as it determines appropriate in its sole discretion and at its sole risk.

4.2. Development Diligence.  Notwithstanding anything to the contrary, Retrophin shall itself, or through its Affiliates or authorized sublicensees, use commercially reasonable efforts to Develop the Product in the Field in the Territory.  Within ########*, Retrophin shall provide Novartis with its development plan for the Product and shall provide Novartis with updates to such plan no less than every ########* thereafter until First Commercial Sale of the Product in the Territory.

________________________
* ######## = Material omitted pursuant to a request for Confidential Treatment and submitted separately to the Commission on the date of submission of this Registration Statement on Form S-1.

4.3. Regulatory.  Retrophin will (i) determine the regulatory plans and strategies for the Drug Substance and Product, (ii) (either itself or through its authorized sublicensees) make all Regulatory Filings with respect to its Commercialization of the Product and (iii) be responsible for obtaining and maintaining Regulatory Approval in the Territory in the name of Retrophin or its authorized sublicensees.

4.4. Compliance.  Retrophin agrees that in performing its obligations under this License Agreement, in particular with regard to the Product: (a) it shall comply with all applicable current international regulatory standards, including cGMP, cGLP, cGCP and other rules, regulations and requirements; and (b) it will not employ or use any person that has been debarred under Section 306(a) or 306(b) of the U.S. Federal Food, Drug and Cosmetic Act.

5. MANUFACTURING AND COMMERCIALIZATION OF THE PRODUCT

5.1. Manufacturing.  Retrophin (or its designated authorized sublicensee(s)) hereby acknowledges and agrees that it will be solely responsible for the manufacture and supply of the Drug Substance and the Product and for the Commercialization of the Product under this License Agreement.

5.2. Commercialization.  Retrophin will be solely responsible for all aspects of Commercialization of the Product in the Territory, including planning and implementation, distribution, booking of sales, pricing and reimbursement.  Notwithstanding anything to the contrary, Retrophin shall itself, or through its Affiliates or authorised sublicensees, use commercially reasonable efforts to Commercialize the Product in the Field in the Territory.

5.3. Pharmacovigilance.  Within sixty (60) days following execution of this Agreement, the Parties shall enter into a mutually-agreed written pharmacovigilance agreement substantially in the form attached hereto as Exhibit B.

6. APPLICATION AND USE OF THE TRADEMARK

6.1. Application of Trademarks.  Nothing in this License Agreement shall require or oblige Retrophin to use the Trademark in relation to the Product.  Any manufacture, marketing, promotion, sale, and/or distribution by Retrophin of Product that carries, or sold by reference to, the Trademark (“Marked Product(s)”) shall be governed by the relevant provisions of this License Agreement.  In the event Retrophin either (1) elects not to use the Trademark in connection with its Commercialization of the Product or (ii) elects to cease using the Trademark in connection with the sale of the Product and changes the name under which the Product is sold in the Territory, Novartis shall be entitled to cease maintenance of the Trademark.

6.2. Marked Product(s).  Retrophin hereby acknowledges and agrees that no third party trademark other than the Trademark may be affixed to or used on and in connection with a Marked Product(s); provided however, that (i) Retrophin may use its trade name on packaging, leaflets, advertising and promotional materials for the Marked Product(s) and (ii) Retrophin may develop and use combination or extension marks, including by adding modifiers to the Trademark (e.g. “Syntocinon Extended Release”).

6.3. Use of Trademarks.  Retrophin shall not use in its business (or apply or obtain registration for) any trademark or corporate name or trading name identical with or confusingly similar to the Trademark.

7. QUALITY CONTROL AND APPROVAL PROCEDURES

7.1. Standards of Quality.  Retrophin undertakes to comply strictly with the applicable FDA standards and specifications in the manufacture and handling of Marked Product(s).  For the avoidance of doubt, Retrophin agrees to strictly comply, at least, with applicable Good Manufacturing Practice in the manufacture of Marked Product(s), as well as to strictly comply with applicable Laws and regulations in the marketing, sale, and distribution of Marked Product(s).

7.2. Quality Control.  During the term of this License Agreement and upon Novartis’ request, Retrophin shall, at Retrophin’s expense, submit to Novartis for approval a reasonable number of production samples of any Marked Product(s).  In the event that Novartis reasonably determines that the quality of any sample does not meet the requirements of Clause 7.1, Novartis shall give written notice of such objection to Retrophin within sixty (60) days of receipt of the sample by Novartis, specifying the way in which the sample fails to meet the quality standards and specifications.  Retrophin shall be obliged to remedy the failure and to submit further samples to Novartis for approval in accordance with this Clause 7.2.  In the event Retrophin fails to remedy any failures to meet the quality standards set forth in this License Agreement within ninety (90) days of receipt of written notice thereof, Novartis shall be entitled to terminate the license set forth in Clause 2 above as to the Trademark; provided, however, that Novartis shall not be entitled to exercise such right of termination if Retrophin is using commercially reasonable efforts to remedy such failure.

8. OWNERSHIP OF INVENTIONS

8.1. Ownership of Inventions.  All inventions created and developed by Retrophin arising from Retrophin’s activities under this License Agreement, including any patent applications and patents covering such inventions, shall be owned by Retrophin.

9. GOVERNANCE

9.1. Alliance Managers.  Within thirty (30) days following the Effective Date, each Party will appoint (and notify the other Party of the identity of) a senior representative having a general understanding of pharmaceutical development and commercialization issues to act as its alliance manager under this License Agreement (“Alliance Manager”).  The Alliance Managers will serve as the contact point between the Parties for the purpose of providing Novartis with information on the progress of Retrophin’s Development and Commercialization of the Product in the Territory and will be primarily responsible for facilitating the flow of information and otherwise promoting communication and coordination between the Parties; providing single point communication for seeking consensus both internally within the respective Party’s organization and together regarding any issues, as appropriate, including facilitating review of external corporate communications; and raising cross-Party and/or cross-functional disputes in a timely manner.  Each Party may replace its Alliance Manager on written notice to the other Party.

10. FINANCIAL PROVISIONS

10.1. Upfront & Milestone Payments.  In consideration of the licenses and rights granted to Retrophin hereunder , Retrophin shall pay NAG:

(a) a non-refundable, non-creditable upfront payment in the sum of USD3,000,000.00 (Three Million United States Dollars) upon the Effective Date (“Upfront Payment”);

(b) ########*;

(c) ########*;

(d) ########*;

(e) ########*;

(f) ########*;

(g) ########*;

(h) ########*;

(i) ########*;

(j) ########*; and

(k) ########*.

Each event described in 10.1 (b) through (k) is hereinafter referred to as a (“Milestone”) and each associated payment is hereinafter referred to as a (“Milestone Payment”).

########*

10.2. Royalty Payments.

(a) In consideration of the licenses and rights granted to Retrophin hereunder, during the Royalty Term (as defined below), Retrophin will make royalty payments to NAG on ########* at the rate of 20% (Twenty Percent) of Net Sales (“Royalty”).

(b) Royalties will be payable ########* and shall continue to be paid for the term of this License Agreement (“Royalty Term”).

11. ROYALTY REPORTS AND ROYALTY PAYMENT TERMS

11.1. Payment Terms.

(a) ########*.

(b) All payments from Retrophin to NAG shall be made by wire transfer in US Dollars to the credit of such bank account as may be designated by NAG in this License Agreement or in writing to Retrophin from time to time.  Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.

11.2. Currency.  All payments under this License Agreement shall be payable in US dollars.

11.3. Taxes.

________________________
* ######## = Material omitted pursuant to a request for Confidential Treatment and submitted separately to the Commission on the date of submission of this Registration Statement on Form S-1.

(a) To the extent permitted by applicable Law, all payments to Novartis under this License Agreement shall be made by Retrophin ########*.

(b) Novartis shall deliver to Retrophin ########*.

(c) Novartis shall deliver to Retrophin, at such times prescribed by law and promptly upon request by Retrophin, such documentation prescribed by applicable law and such additional documentation reasonably requested by Retrophin as may be necessary for Retrophin to comply with its obligations under Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended, the treasury regulations thereunder and official interpretations thereof, in each case as in effect from time to time (or any amended or successor version thereof).

(d) Novartis shall make commercially reasonable efforts and shall fully cooperate with Retrophin to the extent reasonably requested by Retrophin to eliminate, reduce or recover from the relevant taxing authority or other governmental authority, any taxes in respect of any amount paid or payable under this License Agreement.

(e) Notwithstanding anything to the contrary herein, ########*.

(f) For purposes of this License Agreement the following terms shall have the following meanings:

########*

“FATCA” shall mean Sections 1471 through 1474 of the Code, the Treasury Regulations thereunder and official interpretations thereof, in each case as in effect from time to time (or any amended or successor version thereof).

“Code” means the Internal Revenue Code of 1986, as amended.

“Treasury Regulations” means all proposed, temporary and final regulations promulgated and in effect under the Code.

11.4. Records and Audit Rights.

(a) Retrophin shall keep complete, true and accurate books and records in accordance with its Accounting Standards in relation to this License Agreement, including in relation to Net Sales and Royalties.  Retrophin will keep such books and records for at least ########* following ########* to which they pertain.

(b) Novartis shall have the right for a period of ########* to audit whether by itself or through its Affiliate(s) and/or to appoint an internationally-recognized independent accounting firm (whether Novartis, its Affiliate or an accounting firm, hereinafter referred to as the “Auditor”) with experience in the pharmaceutical industry to inspect the relevant records of Retrophin or its Affiliates or applicable authorized sublicensees to verify such reports, statements, records or books of accounts, as applicable.  No more than one audit of Retrophin or its authorized sublicenses may occur in any ########*  period and such audits may only take place during Retrophin’s or its applicable authorized sublicensee’s regular business hours and after reasonable advance written notice (not less than two (2) weeks).  Where the Auditor is not Novartis, the Auditor shall have the right to disclose to Novartis and/or other Affiliates of Novartis its conclusions regarding any payments owed under this License Agreement.

________________________
* ######## = Material omitted pursuant to a request for Confidential Treatment and submitted separately to the Commission on the date of submission of this Registration Statement on Form S-1.

(c) Retrophin and its authorized sublicensees shall make their records available for inspection by the Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from Auditor to verify the accuracy of the Sales & Royalty Reports and compliance with this License Agreement.  Any such party conducting an audit shall enter into a reasonable confidentiality agreement provided by Retrophin, which will allow disclosure of information only if it is necessary to disclose it to enforce Novartis’ rights under this License Agreement or if disclosure is required by Law.

(d) ########*.

(e) In the event that the final result of the inspection reveals an undisputed underpayment or overpayment by Retrophin, the underpaid or overpaid amount shall be settled promptly.

11.5. Retrophin will provide Novartis with the following:

########*

12. FURTHER OBLIGATIONS

12.1. Actions.  Neither Party shall do or omit to do anything that would substantially diminish or impair the rights of Novartis in the Licensed IP.  If either Party becomes aware of any claim or challenge to, the validity of the Licensed IP, it shall promptly inform the other Party.

12.2. Prosecution and Defense of Trademark.  Novartis shall maintain, prosecute and defend, with counsel reasonable acceptable to Retrophin, the Trademark in the Territory, and Retrophin agrees that the law firm of Tepper & Eyster, PLLC, 3724 Benson Drive Raleigh, NC 27609 shall be acceptable counsel for purposes of this Clause 12.2.  Retrophin shall provide Novartis with any assistance, documentation, samples of Marked Products or other materials Novartis may require in connection with the registration, prosecution or defense of the Trademark, at no additional cost to Novartis.  Each Party shall promptly notify the other Party of any actual or suspected claim or challenge to, the validity of the Trademark within the Territory that comes to its attention, and the Parties shall agree in good faith on how to best defend such claim or challenge.  In the event that Novartis determines not to, or fails to, maintain, prosecute, and/or defend the Trademark in the Territory, Retrophin may, in its discretion, elect to maintain, prosecute and defend the Trademark in the Territory. Each Party shall promptly notify the other Party of any actual or suspected claim or challenge to, the validity of the Trademark within the Territory that comes to its attention, and the Parties shall agree in good faith on how to best defend such Trademark. Unless Retrophin determines not to maintain, or defend, as applicable, the Trademark, Retrophin shall bear all costs and expenses related to the maintenance (including but not limited to, renewal fees and the monitoring costs for the Trademark) and defense of the Trademark in the Territory as of the Effective Date, in all cases subject to Clause 15.

12.3. Registration of License.  In case a Party wants to make application(s) to the appropriate authority in the Territory for either the registration of this License Agreement as a license or the registration of Retrophin as a registered user of the Trademark, the Parties shall co-operate to that effect and the Party that initiated such application(s) shall bear the respective costs.

________________________
* ######## = Material omitted pursuant to a request for Confidential Treatment and submitted separately to the Commission on the date of submission of this Registration Statement on Form S-1.

12.4. Regulatory Actions.  In the event that any assets, businesses or licenses are required to be divested or assigned in order to avoid the filing of a complaint in a court of competent jurisdiction or the issuance of any administrative complaint seeking the entry of any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing the consummation of, unwinding, or making illegal, any part or all of the transactions contemplated hereby, or otherwise as required by any Governmental Entity, Retrophin shall have the right to assign its rights under this Agreement to a Third Party, provided that in connection with any such Assignment, Retrophin shall simultaneously enter into an agreement with Novartis, in form and substance reasonably satisfactory to Novartis, providing for the payment by Retrophin of any amounts that would otherwise be payable pursuant to Clause 10 as and when such amounts would be payable pursuant to this Agreement.

13. REPRESENTATIONS AND WARRANTIES

13.1. Representations and Warranties by Each Party.  Each Party represents and warrants to the other as of the Effective Date that:

(a) it is a company duly organized, validly existing, and in good standing under the Laws of its jurisdiction of formation;

(b) it has full corporate power and authority to execute, deliver, and perform this License Agreement, and has taken all corporate action required by Law and its organizational documents to authorize the execution and delivery of this License Agreement and the consummation of the transactions contemplated by this License Agreement; and

(c) this License Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms.

13.2. Novartis Representations and Warranties.  Novartis represents and warrants that to the best of its knowledge as of the Effective Date:

(a) None of the Licensed IP is subject to any outstanding option or similar right of any other Person to acquire the same, and Novartis has the right to grant to Retrophin the licenses granted hereunder.  The licenses granted hereunder to the Licensed IP will be free and clear of any security interests, mortgages, pledges, defects in title, restrictive covenants or other restrictions (“Encumbrances”).

(b) the Information provided to Retrophin pursuant to Clause 3.1 constitutes all information (however characterized) necessary for or related to the Development and/or Commercialization of Product in the Field in the Territory held by or available to Novartis as of the Effective Date.

13.3. Retrophin Representation and Warranty.  Retrophin warrants to Novartis that:

(a) neither Retrophin, nor, to the actual knowledge, following reasonable inquiry, of Retrophin, any employee, agent or subcontractor of Retrophin, involved or to be involved in the Development and/or Commercialization of the Drug Substance or the Product has been debarred under Subsection (a) or (b) of Section 306 of the Federal Food, Drug and Cosmetic Act (21 U.S.C. 335a); (ii) no Person who is known by Retrophin to have been debarred under Subsection (a) or (b) of Section 306 of said Act will be employed by Retrophin in the performance of any activities hereunder; and (iii) to the actual knowledge, following reasonable inquiry, of Retrophin, no Person on any of the FDA clinical investigator enforcement lists (including, but not limited to, the (1) Disqualified/Totally Restricted List, (2) Restricted List and (3) Adequate Assurances List) will participate in the performance of any activities hereunder;

________________________
* ######## = Material omitted pursuant to a request for Confidential Treatment and submitted separately to the Commission on the date of submission of this Registration Statement on Form S-1.

(b) Retrophin is not and has not been subject to any litigation by customers or investigation by local and/or regulatory authorities which would negatively impact Retrophin’s obligations hereunder;

(c) There is no suit, action, investigation or proceeding pending or threatened against Retrophin, that challenges or seeks to prevent or enjoin the transactions contemplated by this License Agreement; and

(d) Retrophin has carried out an analysis whether any anti-trust approvals or notifications from the relevant merger control authorities are required in connection with the transaction contemplated by this License Agreement and has concluded that no such approvals or notifications are required.

13.4. Special, Indirect and Other Losses.  NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES.  Except as provided in Clauses 13.1 or 13.2 in this Agreement, NOVARTIS MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITY OR LIABILITY AFTER THE EFFECTIVE DATE WHATSOEVER IN RESPECT OF THE LICENSED IP OR THE APPLICATION, OPERATION, OWNERSHIP, NON-INFRINGEMENT OR USE THEREOF, WHICH RETROPHIN IS LICENSING “AS-IS” AND WITH ALL FAULTS.  Except as provided in Clauses 13.1 or 13.3 or as otherwise provided for in this Agreement, RETROPHIN MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED.

13.5. Claims.  If a Party breaches a representation or warranty, it shall be liable to the other Party for the Loss caused by such breach, subject to the limitations and other provisions of this License Agreement.

13.6. Survival.  The representations and warranties made by the Parties and contained in this License Agreement shall survive until ########* after of the Effective Date.

14. INDEMNIFICATION.

14.1. Indemnification by Retrophin.  Retrophin shall indemnify and hold Novartis, its Affiliates and their respective officers, directors, agents and employees (“Novartis Indemnitees”) harmless from and against (i) any and all costs, charges, claims (including Third Party claims) damages or expenses (including reasonable attorneys’ fees and expenses) against or incurred by them (“Losses”) to the extent arising or resulting from Retrophin’s or any of its Affiliates, sublicensees’ or contractors’ breach of any representation, warranty, covenant or agreement contained herein, (ii) any product liability claims relating to a Product and/or (iii) any claims brought by a Third Party for (a) infringement, misappropriation or other violation of its intellectual property rights in connection with any intellectual property developed by Retrophin after the Effective Date and incorporated into the Products or (b) resulting from Retrophin’s or any of its Affiliates, sublicensees’ or contractors’ actions or inactions in connection with the Development, manufacturing and/or Commercialization of the Product; provided however, that Retrophin shall not be obliged to so indemnify, defend and hold harmless the Novartis Indemnitees to the extent that such claims arise from a Loss subject to Clause 14.2.

14.2. Indemnification by Novartis.  Novartis shall indemnify and hold Retrophin, its Affiliates and their respective officers, directors, agents and employees (“Retrophin Indemnitees”) harmless from and against any and all Losses to the extent arising or resulting from Novartis’s or any of its Affiliates’, sublicensees’ or contractors’ breach of Clauses 3.1, 12.2, 13.1, 13.2 or 17 herein.

________________________
* ######## = Material omitted pursuant to a request for Confidential Treatment and submitted separately to the Commission on the date of submission of this Registration Statement on Form S-1.

14.3. Indemnification Procedure.  If any indemnified party under this Clause 14 (the “Indemnified Party”) receives notice of any claim or the commencement of any action or proceeding with respect to which any party is obligated to provide indemnification pursuant to this Clause 14 (the “Indemnifying Party”), such Indemnified Party shall promptly notify the Indemnifying Party, in writing, of such claim.  The Indemnifying Party shall have twenty (20) business days after said notice is given to elect, by written notice given to such Indemnifying Party, to undertake, conduct and control, through counsel of their own choosing (subject to the consent of such Indemnified Party, such consent not to be unreasonably withheld) and at their sole risk and expense, the good faith settlement or defense of such claim, and such Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided: (a) all settlements require prior reasonable consultation with the Indemnified Party and the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, and (b) the Indemnified Party shall be entitled to participate in such settlement or defense through counsel chosen by the Indemnified Party (provided that the fees and expenses of such counsel shall be borne by the Indemnified Party).  So long as the Indemnifying Party is contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim.  If the Indemnifying Party does not make a timely election to undertake the good faith defense or settlement of the claim as aforesaid, or if the Indemnifying Party fails to proceed with the good faith defense or settlement of the matter after making such election, then, in either such event, the Indemnified Party shall have the right to contest, settle or compromise (provided, that, all settlements or compromises require the prior reasonable consultation with the Indemnifying Party and the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed) the claim at their exclusive discretion, at the risk and expense of the Indemnifying Party.  Regardless of which party is controlling the defense of any claim, each party shall act in good faith and shall provide reasonable documents and cooperation to the party handling the defense.

15. INFRINGEMENT OF LICENSED IP BY THIRD PARTIES

15.1. Infringement.  Each Party shall promptly notify the other Party of any actual, suspected or threatened infringement, violation or misappropriation within the Territory of the Licensed IP (“Infringement”) that comes to its attention.

15.2. Right to Bring Action.  Except as set forth in Clause 15.3 below, Retrophin shall have the sole right to send notices and bring and conduct actions in relation to any Infringement in the Territory.  Novartis will co-operate fully with Retrophin in taking all reasonable steps requested by Retrophin in connection with any Infringement action, including joining in legal proceedings.  Retrophin shall bear the costs of any such legal proceedings, and shall be entitled to any damages, account of profits and/or awards of costs recovered.

15.3. Exception.  In the event that Retrophin does not take reasonable steps to prevent any individual Infringement within ninety (90) days of becoming aware of all necessary facts and circumstances related thereto or receiving notice thereof, Novartis shall hereafter have the right (but shall not be under any obligation in this regard and such right shall be subject to Retrophin’s right in Clause 15.2) to send notices and bring and conduct actions in relation to such Infringement.  Retrophin will co-operate fully with Novartis in taking all reasonable steps requested by Novartis in connection with any such Infringement action, including joining in legal proceedings.  Novartis shall bear the costs of any such legal proceedings, and shall be entitled to any damages, account of profits and/or awards of costs recovered.

15.4. Settlements.  The Parties shall reasonably consult with each other before accepting any settlement or any judicial finding which is reviewable by a higher authority.

16. TERM AND TERMINATION

16.1. Term.  This License Agreement shall come into force on the Effective Date and, subject only to earlier termination pursuant to this Clause 16, shall continue in full force and effect in perpetuity.

16.2. Novartis Termination.  Novartis has the right to immediately terminate the license granted hereunder by serving written notice on Retrophin in the event:

(a) Retrophin commits a material breach of this License Agreement and fails to remedy such material breach within thirty (30) days of receipt of a written notice from Novartis specifying the nature of the breach and representatives of both Parties have held a face-to-face meeting in good faith within thirty (30) days of receipt of the written notice and have not been able to identify measures which Retrophin agrees to put in place as a reasonable protection against the recurrence of such material breach;

(b) An Insolvency Event occurs that is not resolved within ########*.  In any event when Retrophin first becomes aware of the likely occurrence of any Insolvency Event in regard to Retrophin, it shall promptly so notify Novartis to give Novartis reasonable notice to protect its interests under this License Agreement;

(c) Retrophin does not receive approval from FDA of its NDA for any indication for the Product on or before ########*; and/or

(d) The First Commercial Sale does not occur within ########*.

16.3. Retrophin Termination.  Retrophin has the right to immediately terminate the license granted hereunder by serving written notice to Novartis:

(a) In the event Novartis commits a material breach of this License Agreement and fails to remedy such material breach within thirty (30) days of receipt of a written notice from Retrophin specifying the nature of the breach and representatives of both Parties have held a face-to-face meeting in good faith within thirty (30) days of receipt of the written notice and have not been able to identify measures which Novartis agrees to put in place as reasonable protection against the recurrence of such material breach; or

(b) After ########*, if Retrophin has not received approval from FDA of its NDA for any indication for the Product on or before ########*.

16.4. Effect of Termination.

(a) If this License Agreement is terminated pursuant to Clauses 16.2(a) or 16.2(b):

(i) ########*;

________________________
* ######## = Material omitted pursuant to a request for Confidential Treatment and submitted separately to the Commission on the date of submission of this Registration Statement on Form S-1.

(ii) ########*; and

(iii)  ########*.

(b) If this License Agreement is terminated pursuant to Clauses 16.2(c) or 16.2(d):

(i) ########*; and

(ii) ########*.

(c) If this License Agreement is terminated pursuant to Clause 16.3(b):

(i) ########*; and

(ii) ########*.

(d) ########*.

16.5. Survival.  The termination of this License Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination.  Without limiting the forgoing the provisions of Clauses 1, 8, 10, 11, 13.4, 16.4, 16.5, 17, 19 shall survive the expiration or termination of this License Agreement.

16.6. Termination Not Sole Remedy.  Termination is not the sole remedy under this License Agreement, and, whether or not termination is effected and notwithstanding anything contained in this License Agreement to the contrary, all other remedies will remain available except as otherwise agreed to herein.

17. CONFIDENTIALITY

17.1. Duty of Confidence.

(a) Subject to the other provisions of this Clause 17, all non-public information disclosed by a Party or its Affiliates under this License Agreement will be maintained in confidence and otherwise safeguarded by the recipient Party.  The recipient Party may only use the such information strictly for the purposes of this License Agreement and pursuant to the rights granted to the recipient Party under this License Agreement.  Subject to the other provisions of this Clause 17, each Party shall hold as confidential such information of the other Party or its Affiliates in the same manner and with the same protection as such recipient Party maintains its own confidential information.  Subject to the other provisions of this Clause 17, a recipient Party may only disclose such information of the other Party to employees, agents, contractors, consultants and advisers of the Party and to its Affiliates and their employees, agents and contractors, and in the case of Retrophin, Retrophin may also disclose to its authorized sublicensees to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this License Agreement; provided that such Persons are bound to maintain the confidentiality of such information in a manner consistent with the confidentiality provisions of this Agreement.

17.2. Exceptions.  The obligations under this Clause 17 shall not apply to any information to the extent the recipient Party can demonstrate by competent evidence that such information:

(a) is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this License Agreement by the recipient Party or, including its Affiliates and in the case of Retrophin, through its authorized sublicensees;

(b) was known to, or was otherwise in the possession of, the recipient Party (or its Affiliates), prior to the time of disclosure by the disclosing Party (or any of its Affiliates);

(c) is disclosed to the recipient Party (or an Affiliate) on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party (or any of its Affiliates); or

(d) is independently developed by or on behalf of the recipient Party (or its Affiliates), as evidenced by its written records, without reference to the non-public information disclosed by the disclosing Party (or its Affiliates) under this License Agreement.

Specific aspects or details of such information shall not be deemed to be within the public domain or in the possession of the recipient Party merely because the information is embraced by more general information in the public domain or in the possession of the recipient Party.  Further, any combination of such information shall not be considered in the public domain or in the possession of the recipient Party merely because individual elements of such information are in the public domain or in the possession of the recipient Party unless the combination and its principles are in the public domain or in the possession of the recipient Party.

17.3. Authorized Disclosures.

(a) In addition to disclosures allowed under Clause 17.2, Retrophin may disclose such information belonging to Novartis or its Affiliates to the extent such disclosure is necessary in connection with the Regulatory Filings for a Product.

(b) In addition to disclosures allowed under Clause 17.2, either Party may disclose such information belonging to the other Party (and/or its Affiliates in the case of Novartis) to the extent such disclosure is necessary to: (i) prosecute or defend litigation as permitted by this License Agreement; and/or (ii) comply with applicable court orders, governmental regulations, investigations, clinical trials or regulatory procedures.

(c) In the event the recipient Party is required to disclose such information of the disclosing Party by Law or in connection with bona fide legal process, such disclosure shall not be a breach of this License Agreement; provided that the recipient Party (i) informs the disclosing Party as soon as reasonably practicable of the required disclosure; (ii) limits the disclosure to the required purpose; and (iii) at the disclosing Party’s request and expense, assists in an attempt to object to or limit the required disclosure.

(d) Retrophin may disclose such information to its Affiliates, sublicensees and manufacturers as reasonable or necessary for the manufacture, Commercialization or Development of the Product and in accordance with the licenses granted in this License Agreement.

17.4. Ongoing Obligation for Confidentiality.  Upon early and/or partial termination of this License Agreement for any reason, each Party and its Affiliates (in the case of Novartis) shall immediately return to the other Party or destroy any non-public information disclosed by the other Party, except for one copy which may be retained in its confidential files for archive purposes.

18. PRESS RELEASE

18.1. Press Releases.  Neither Party shall issue any press release, trade announcement or make any other public announcement or statement with regard to the transactions contemplated by this License Agreement without the other Party’s prior written consent, which shall not be unreasonably delayed, denied or conditioned.  Where consent is forthcoming, the Parties agree to consult with each other regarding the content of any such press release or other announcement.  The aforementioned restriction shall not apply to announcements required by any Governmental Entity under applicable Law provided that in such event the Parties shall take reasonable efforts to coordinate the wording and Retrophin shall take into consideration and comply with any reasonable requests of Novartis.  However, in such event the Parties shall, to the extent reasonably practicable, coordinate the wordings of any such announcements.  Retrophin acknowledges that Novartis shall have the right to disclose a brief summary of the transaction, in its official financial reports.

19. MISCELLANEOUS

19.1. Governing Law and Jurisdiction.  This License Agreement shall be governed by and construed under the Laws of the State of New York USA, without giving effect to the conflicts of Laws provision thereof, and with the exclusion of the Vienna Convention on the International Sale of Goods.

19.2. Arbitration.  Any dispute arising out of, or relating to, this Agreement or the breach thereof, or regarding the interpretation thereof, shall be finally settled by arbitration conducted in New York City in accordance with the rules of the American Arbitration Association then in effect before a single arbitrator appointed in accordance with such rules applying the laws of the State of New York.  Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction.  The arbitrator shall have authority to grant any form of appropriate relief (other than punitive damages), whether legal or equitable in nature, including specific performance.  For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration, the parties hereby submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York, New York County, or the United States District Court for the Southern District of New York, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the addresses set forth herein.

19.3. Assignment.  Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that (i) Novartis may (a) assign its rights and obligations under this License Agreement or any part hereof to one or more of its Affiliates without the consent of Retrophin; and (b) assign this Agreement in its entirety to a successor to all or substantially all of its business or assets to which this Agreement relates and (ii) Retrophin may, without the consent of Novartis, assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates or subsidiaries.  Any permitted assignee shall assume all obligations of its assignor under this License Agreement (or related to the assigned portion in case of a partial assignment to a Novartis Affiliate), and no permitted assignment shall relieve the assignor of liability hereunder.  Any attempted assignment in contravention of the foregoing shall be void.

19.4. Injunctive Relief.  The Parties understand and agree that monetary damages may not be a sufficient remedy for breach of this License Agreement and that each Party will be entitled to equitable relief, including injunction and specific performance for any such breach.  Nothing contained in this License Agreement shall be construed as limiting Novartis’ right to any other remedies it may have under this License Agreement or in Law, including the recovery of damages for breach of this License Agreement.

19.5. Force Majeure.  If and to the extent that either Party is prevented or delayed by Force Majeure from performing any of its obligations under this License Agreement and promptly so notifies in writing the other Party, specifying the matters constituting Force Majeure together with such evidence in verification thereof as it can reasonably give and specifying the period for which it is estimated that the prevention or delay will continue, then the Party so affected shall be relieved of liability to the other for failure to perform or for delay in performing such obligations (as the case may be), but shall nevertheless use its commercially reasonable efforts to resume full performance thereof.

19.6. Notices.  All notices, consents, waivers, and other communications under this License Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); (b) sent by fax (with written confirmation of receipt), provided that a copy is immediately sent by an internationally recognized overnight delivery service (receipt requested); or (c) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a Party may designate by written notice):

If to Retrophin:

Retrophin, Inc.
777 Third Avenue
22nd Floor
New York, NY 10017
Attention: Martin Shkreli
Fax: 646.861.6485
E mail: Martin@retrophin.com

With a copy to (which shall not constitute notice hereunder):

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, NY 10022
Phone:  212-940-6383
Facsimile:  212.894.5883
Attention:  Evan L. Greebel, Esq.
E-mail: evan.greebel@kattenlaw.com

If to Novartis:

Novartis Pharma AG
Lichtstrasse 35
CH-4056 Basel, Switzerland
Attn: Head of BD&L
Fax:  +41 61 324 2100

With a copy to (which shall not constitute notice hereunder):

Novartis Pharma AG
Lichtstrasse 35
CH-4056 Basel, Switzerland
Attn:  General Counsel
Fax:  +41 61 324 7399

19.7. Waiver and Amendments.  The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this License Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.  No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver.  No provision of this License Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

19.8. Severability.  Without prejudice to any other rights that the Parties have pursuant to this License Agreement, every provision of this License Agreement is intended to be severable.  If any provision of this License Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this License Agreement, which shall remain in full force and effect.  The Parties hereto agree to consult each other and to agree upon a new stipulation which is permissible under the Law and which comes as close as possible to the original purpose and intent of the invalid, void or unenforceable provision.

19.9. Entire Agreement.  This License Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

19.10. Relationship of the Parties.  Nothing contained in this License Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Novartis and Retrophin, or to constitute one as the agent of the other.  Moreover, each Party agrees not to construe this License Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes.  Each Party shall act solely as an independent contractor, and nothing in this License Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.

19.11. Expenses.  Except as otherwise expressly provided in this License Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this License Agreement.

19.12. Extension to Affiliates.  Each of Novartis and Retrophin shall have the right to extend the rights, immunities and obligations granted in this License Agreement to one or more of its Affiliates.  All applicable terms and provisions of this License Agreement shall apply to any such Affiliate to which this License Agreement has been extended to the same extent as such terms and provisions apply to the applicable Party.  Each Party shall remain primarily liable for any acts or omissions of its Affiliates.

19.13. Further Assurances.  Novartis and Retrophin hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

19.14. Compliance with Law.  Each Party shall perform its obligations under this License Agreement in accordance with all applicable Laws.  No Party shall, or shall be required to, undertake any activity under or in connection with this License Agreement which violates, or which it believes, in good faith, may violate, any applicable Law.

19.15. English Language.  This License Agreement is written and executed in the English language.  Any translation into any other language shall not be an official version of this License Agreement and in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail.

19.16. Counterparts.  This License Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the Parties hereto, by its duly authorized representative, has executed this Agreement as of the date first set forth above.

NOVARTIS AG		RETROPHIN, INC.

By :	/s/ Andreas Bohrer	By :	/s/ Martin Shreli

Name:	Andreas Bohrer	Name:	Martin Shreli

Title:	Authorized Signatory	Title:	Chief Executive Officer

Date:		Date:

By:	/s/ Daniel Wipfli

Name:	Daniel Wipfli

Title:	Authorized Signatory

Date:

NOVARTIS PHARMA AG

By:	/s/ Matt Owens

Name:	Matt Owens

Title:	Senior Legal Counsel

Date:

By:	/s/ Joan Fischer

Name:	Joan Fischer

Title:

Date:

SCHEDULE A

TRADEMARK

Trademark Application SYNTOCINON

########*

___________________
* ######## = Material omitted pursuant to a request for Confidential Treatment and submitted separately to the Commission on the date of submission of this Registration Statement on Form S-1.

A-1

SCHEDULE B

DRUG SUBSTANCE

########*  [1 page omitted]

__________________
* ######## = Material omitted pursuant to a request for Confidential Treatment and submitted separately to the Commission on the date of submission of this Registration Statement on Form S-1.

EXHIBIT A

LETTER TO FDA

B-2

EXHIBIT B

PHARMACOVIGILANCE AGREEMENT

B-3